Exhibit 99.1

Evercore Names Celeste Mellet Brown as Next Chief Financial Officer

Robert Walsh to Retire at Year End

NEW YORK, May 28, 2021 – Evercore (NYSE: EVR) announced today that it has named Celeste Mellet Brown as its Chief Financial Officer, effective September 1, 2021. As CFO, she will be responsible for Evercore’s financial, tax, internal audit, information technology, investor relations, communications and real estate functions. She will succeed Robert B. Walsh, who today announced his intention to retire from Evercore on December 31, 2021. Ms. Mellet Brown will become a Senior Managing Director of Evercore on July 1, 2021 allowing her to work with Mr. Walsh, both before and after assuming the role of CFO, to ensure a seamless transition.

Ms. Mellet Brown brings more than 20 years of industry experience, most recently serving as Executive Vice President and Chief Financial Officer of Fannie Mae, where she was responsible for financial management functions, including controllers, treasury, asset/liability management and financial reporting, planning and analysis. She also had oversight for corporate strategy, including strategic planning and research. Prior to joining Fannie Mae, Ms. Mellet Brown spent 18 years at Morgan Stanley, where she served in a variety of roles, most recently as Global Treasurer, and before that as Head of Investor, Creditor and Counterparty Relations and as an Equity Research Analyst. She began her career as an investment banker at BT Alex Brown and earned a Bachelor of Arts in Economics from Princeton University.

“We are delighted to welcome Celeste to our leadership team,” said John Weinberg, Co-Chairman and Co-Chief Executive Officer. “Her financial expertise and superior track record at Fannie Mae and before that at Morgan Stanley make her extremely well qualified to lead Evercore’s finance organization as we enter our next phase of growth. Bob has done an extraordinary job laying the groundwork for our success to date and we are grateful for his many significant contributions to the firm. We have greatly valued Bob’s leadership, professionalism and focus on continuing to evolve Evercore with our mission to serve clients with Excellence. On a personal note, I have immensely appreciated Bob’s counsel, thoughtful advice and friendship.”

Ralph Schlosstein, Co-Chairman and Co-Chief Executive Officer, added, “We are thrilled that Celeste has chosen to succeed Bob in this role that is critically important to our future success. We feel fortunate to have attracted such a strong talent to our firm. With respect to Bob, he has served as a great partner since I arrived at Evercore more than a dozen years ago working arm in arm with the entire leadership team to build the Evercore platform and brand. His determination, pragmatic focus, creativity and leadership have been instrumental to our success and his contributions have been invaluable. He has built an exceptional leadership team who will continue to work closely with John and me, and shortly Celeste, as we continue to build the firm in the future. On behalf of the Board of Directors and all of our colleagues, I want to express my sincere gratitude to Bob for his tireless work and significant contributions to the firm. We could not have achieved our current success without him and he definitely will be missed.”

“I am thrilled to join Evercore’s talented team. I have long admired the firm and I am honored to be joining the team during such an exciting time in Evercore’s evolution. I am energized by the many opportunities ahead for Evercore and am looking forward to partnering with the leadership team and contributing to its continued success,” said Ms. Mellet Brown.

Mr. Walsh commented, “It has been a privilege to serve as a member of Evercore’s leadership team for the past 14 years. Together, we have built the leading independent investment banking and securities firm and have cultivated a strong team that is poised to compete with the largest and most successful firms in the business. As I step back to focus on family and consider my next challenge, I will be closely following Evercore’s success. I am confident in my team, the Board and leadership’s ability to continue to grow the business.”

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:

Hallie Elsner Miller

Head of Investor Relations

+1.917.386.7856

Media Contact:

Dana Gorman

Abernathy MacGregor, for Evercore

+1.212.371.5999